Exhibit 99.1

Chart Industries Names Joe Brinkman Chief Financial Officer

Atlanta, Georgia – October 7, 2021 – Chart Industries, Inc. (“Chart”) (NYSE: GTLS) today announced Joe Brinkman as Vice President and Chief Financial Officer (“CFO”), effective October 1, 2021. He will continue to report to Jill Evanko, President and CEO. Joe succeeds Scott Merkle, who announced his plan to retire effective October 1, 2022 and will help us with a seamless transition over the next year, including ongoing administrative and acquisition support until his planned retirement date.

Joe has served in numerous leadership positions during his 23-year Chart career, most recently as Vice President and General Manager of Industrial Gas Products, our largest business, and where he was responsible for industrial gas pricing, operations and quality. Prior to that, Joe led our Global Sourcing team. In his capacity as CFO, he will be responsible for all financial reporting, corporate accounting, financial planning & analysis, global sourcing, Chart Business Services (global shared services), and information technology. Joe has a Mechanical Engineering degree as well as a Master of Business Administration (MBA) from the University of Minnesota.

“The depth and breadth of our leadership talent and our ongoing succession planning are evident in this change,” stated Jill Evanko. “I am excited to partner with Joe in his new capacity, bringing together his financial acumen, his extensive Chart and cryogenic industry experience as well as his strong customer focus.”

“We thank Scott for his dedication to Chart and leadership during the past four years as well as his continued support of Chart as he transitions to a well-deserved retirement with his family in Pennsylvania,” Jill Evanko continued.

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture, amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com.

For more information on Chart, click here:

http://ir.chartindustries.com/

Investor Relations Contact:

Wade Suki

Director of Investor Relations

832-524-7489

wade.suki@chartindustries.com